Exhibit 99.2

September 4, 2018

Christopher Hughes

Chairman of the Board of Directors

TSR, Inc.

400 Oser Avenue, Suite #150

Hauppauge, New York 11788

Dear Chris:

I am writing to object to the fact that the Current Report on Form 8-K filed by TSR, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “Commission) on August 29, 2018, as amended on August 31, 2018, did not report that my resignation from the Board of Directors of the Company (the “Board”) on August 27, 2018 was the result of my disagreement with recent actions of the Board. As you know, I disagreed with the following actions taken by the Board, as reported in the Current Report on Form 8-K filed by the Company with the Commission on July 30, 2018: (a) the increase the number of directors constituting the full Board from five (5) to seven (7) and (b) to appoint Joseph Pennacchio and William Kelly as a Class II member of the Board and Class III member of the Board, respectively. I disagreed with the short notice of less than 24 hours of notice provided to the members of the Board prior to taking such material actions, but also the unwillingness of you, as Chairman of the Board, and the rest of the members of the Board to engage in a full and open discussion of these actions and the impact on the shareholders of the Company prior to voting on these actions, despite my repeated requests at the July 27th meeting for such discussion. I voted against these actions as a member of the Board.

I resigned from the Board on August 27, 2018 at 4 pm upon receiving notice of yet another special meeting of the Board to be held that same day at 5:30 pm. I did not review the materials provided at 4:18 pm in connection with that meeting and have deleted or destroyed all such materials.

Please provide my legal counsel, David Clarke, Jr. and Penny J. Minna of DLA Piper LLP (US), via email, with a copy of the disclosures that the Company proposes to make in response to this letter pursuant to, and in accordance with, the requirements of Item 5.02 of Form 8-K. Contact information for Mr. Clarke and Ms. Minna are as follows:

David Clarke	Penny J. Minna
Partner	Partner
T +1 202.799.4503	T +1 410.580.4228
F +1 202.799.5503	F +1 410.580.3228
M +1 301.502.9686	M +1 410.807.5474
E david.clarke@dlapiper.com	E penny.minna@dlapiper.com

DLA Piper LLP (US)
500 Eighth Street, NW
Washington, DC 20004

Any questions with respect to this letter should also be directed to my legal counsel.

Sincerely,

/s/ Regina M. Dowd
Regina M. Dowd